Exhibit 99.1

BeiGene Reports Fourth Quarter and Full Year 2016 Financial Results

CAMBRIDGE, Mass., March 22, 2017, BeiGene, Ltd. (NASDAQ:BGNE) a clinical-stage biopharmaceutical company developing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today reported business highlights and financial results for the fourth quarter and full year of 2016.

“2016 was a year of substantial progress and growth for our company,” said John V. Oyler, Founder, Chief Executive Officer, and Chairman of BeiGene, “We significantly advanced our portfolio of four clinical-stage assets, and our clinical trials together have enrolled nearly 1,000 patients. We have initiated three global combination studies, and, in China, all four of our compounds have entered the clinic. We recently reached a significant milestone—the initiation of pivotal programs with our BTK inhibitor BGB-3111 both globally and in China.”

“In 2016, we made key executive hires and significantly expanded our global clinical development capabilities. We strengthened our balance sheet with a $199 million follow-on public offering in November. We recently entered into a joint venture agreement with the Guangzhou Development District that provides more than RMB2 billion ($300 million) for building a commercial biologics manufacturing facility as well as for funding research and development of our biologic drug candidates in China. In 2017, we look forward to sharing updated data from multiple clinical programs, including more mature data from our monotherapy studies and initial data from our combination studies, and initiating additional registrational trials of our portfolio compounds,” commented Mr. Oyler.

2016 and Recent Business Highlights

Clinical Programs:

In total, over 980 patients were enrolled as of March 20, 2017 across four clinical programs, including combination trials.

BGB-3111, a potent and highly selective small molecule inhibitor of Bruton’s tyrosine kinase (BTK)

•                  Initiated a global Phase III trial of BGB-3111 compared with ibrutinib in patients with Waldenström’s Macroglobulinemia (WM).

•                  Initiated our pivotal clinical program with BGB-3111 in China, including a study in patients with relapsed / refractory Mantle Cell Lymphoma (MCL) and a study in patients with relapsed / refractory Chronic Lymphocytic Leukemia / Small Lymphocytic Lymphoma (CLL / SLL).

•                  Presented updated clinical data on BGB-3111 in patients with CLL / SLL and WM at the 2016 American Society of Hematology (ASH) Annual Meeting.

•                  Continued enrollment in the multi-indication dose-expansion phase of the BGB-3111 Phase I monotherapy trial in Australia, New Zealand, the United States, and South Korea.

•                  Continued enrollment in the Phase I trial of BGB-3111 as a monotherapy in China.

•                  Continued enrollment in the dose-expansion phase of the global combination study with obinutuzumab, an anti-CD20 antibody.

•                  Continued enrollment in the combination trial of BGB-3111 with BGB-A317 in Australia in patients with B-cell malignancies.

BGB-A317, an investigational humanized monoclonal antibody against the immune checkpoint receptor PD-1

•                  Initiated a Phase I study of BGB-A317 in Chinese patients with advanced solid tumors.

•                  Presented updated clinical data on BGB-A317 in patients with advanced solid tumors at the Society for Immunotherapy of Cancer 31st Annual Meeting.

•                  Continued enrollment in the multi-indication dose-expansion phase of the BGB-A317 Phase I monotherapy trial in Australia, New Zealand, the United States, South Korea, and Taiwan.

•                  Continued enrollment in the global combination trial of BGB-A317 and BGB-290 in patients with advanced solid tumors.

•                  Continued enrollment in the combination trial of BGB-A317 with BGB-

3111 in patients with B-cell malignancies.

BGB-290, a potent and highly selective PARP inhibitor

•                  Initiated a Phase I study of BGB-290 in Chinese patients with advanced solid tumors.

•                  Continued enrollment in the dose-expansion phase of the BGB-290 Phase I monotherapy trial in Australia.

•                  Continued enrollment in the global combination trial of BGB-290 and BGB-A317 in patients with advanced solid tumors.

BGB-283, a novel RAF dimer inhibitor that targets both BRAF- and RAS-mutated cancers

•                  Continued following patients in the dose-expansion phase of the Phase I trial of BGB-283 in patients with solid tumors with BRAF mutations and/or aberrations in the MAPK pathway in Australia and New Zealand.

•                  Regained ex-China rights to develop, manufacture and commercialize BGB-283 after Merck KGaA, Darmstadt Germany did not exercise the Continuation Option in its former exclusive license to commercialize and manufacture the molecule outside of China.

Corporate Development:

•                  Established a definitive agreement to enter into a joint venture with the Guangzhou Development District and its affiliate, Guangzhou GET Technology Development Co., Ltd., for the establishment of a commercial biologics manufacturing facility in Guangzhou, Guangdong Province, China. Expected direct investments total RMB 2.2 billion ($330 million) funding includes support for the research and development of our biologic drug candidates in China.

Expected Upcoming Milestones

BGB-3111 (BTK Inhibitor)

•                  Present updated Phase I monotherapy data in 2017.

•                  Present data from the Phase I combination studies of BGB-3111 with obinutuzumab and BGB-3111 with BGB-A317 in 2017.

BGB-A317 (PD-1 Antibody)

•                  Present data from the Phase I combination studies of BGB-A317 with BGB-290 and BGB-A317 with BGB-3111 in 2017.

•                  Present data from the dose-expansion phase of the ongoing Phase I trial in 2017.

BGB-290 (PARP Inhibitor)

•                  Present updated Phase I monotherapy data in 2017.

•                  Present data from the Phase I combination study with BGB-A317 in 2017.

BGB-283 (RAF Dimer Inhibitor)

•                  Present dose-expansion data from the ongoing Phase I study in an oral presentation during a Clinical Trials Plenary Session at the 2017 American Association for Cancer Research Annual Meeting on April 2, 2017.

Fourth Quarter and Full Year 2016 Financial Results

Cash, Cash Equivalents, and Short-term Investments were $368.17 million as of December 31, 2016, compared to $100.49 million as of December 31, 2015. The increase reflects proceeds received from our initial public offering (IPO) in the first quarter of 2016 and a follow-on public offering in the fourth quarter of 2016 partially offset by cash used in operating activities for the twelve months ended December 31, 2016.

The cash used in operations for the quarter and year ended December 31, 2016 was $26.14 million and $89.51 million, respectively, as compared to $16.76 million and $39.84 million, respectively, for the same periods in 2015. The increase was primarily attributable to higher operating expense. Capital expenditure for the quarter and year ended December 31, 2016 was $8.06 million and $23.50 million, respectively, as compared to $3.42 million and $5.31 million, respectively, for the same periods in 2015. The increase was primarily attributable to the construction of the manufacturing facility in Suzhou.

In February 2016, BeiGene completed its IPO of 7,590,000 American Depositary Shares (“ADSs”) at $24.00 per ADS on the NASDAQ stock exchange. Net proceeds were $166.20 million after underwriting discounts and offering expenses. In addition, Merck Sharp & Dohme Research GmBH, an affiliate of Merck & Co., elected to exchange a senior promissory note of $14.69 million including principle and accrued interest for BeiGene’s ordinary shares at the per share IPO price.

In November 2016, BeiGene completed a follow-on public offering of 6,250,000 ADSs plus an over-allotment of 850,000 ADSs, including 6,631,250 ADSs offered by BeiGene and 468,750 ADSs offered by certain selling shareholders, at a price of $32.00 per ADS. Net proceeds were $198.63 million after underwriting discounts and offering expenses.

Revenue for the three and twelve months ended December 31, 2016 was nil and $1.07 million, respectively, compared to $4.68 million and $8.82 million in the same periods in 2015. Changes in revenue are primarily attributable to a decrease of revenue recognized for BGB-283 and revenue that was no longer being recognized for BGB-290 in 2016 after we repurchased the ex-PRC rights from Merck KGaA, Darmstadt Germany in October 2015.

Research & Development (R&D) Expenses for the three and twelve months ended December 31, 2016 were $28.93 million and $98.03 million, respectively, compared to $28.10 million and $58.25 million in the same periods in 2015. The increase in R&D expenses was primarily attributable to increased spending on clinical activities for BGB-3111, BGB-A317, and BGB-283, due to expansion of ongoing clinical programs, start-up activities for registration trials and increased employee compensation as a result of increased headcount to support growing clinical studies. In addition, R&D-associated stock option expenses were $2.90 million and $8.08 million for the three and twelve months ended December 31, 2016, respectively, compared to $1.83 million and $9.59 million for the same periods in 2015.

General & Administrative (G&A) Expenses for the three and twelve months ended December 31, 2016 were $8.34 million and $20.10 million,

respectively, compared to $2.95 million and $7.31 million in the same periods in 2015. The increase in G&A expenses was primarily attributable to increased employee compensation including share-based compensation as a result of increased headcount and higher professional service fees to support growing operations. In addition, G&A-associated stock option expenses were $1.05 million and $2.55 million for the three and twelve months ended December 31, 2016, respectively, compared to $0.34 million and $0.62 million for the same periods in 2015.

Net Loss for the three and twelve months ended December 31, 2016 were $37.60 million and $119.22 million, respectively, compared to $27.25 million and $57.10 million in the same periods in 2015.

Financial Summary:

Select Consolidated Balance Sheet Data (U.S. GAAP)

(Amounts in thousands of U.S. Dollars)

(Audited)

	December 31, 2016	December 31, 2015
Cash, cash equivalents, and short-term investments	$368,174	$100,486
Prepaid expenses and other current assets	6,225	5,783
Property and equipment, net	25,977	6,612
Total assets	405,813	116,764

Accounts payable	11,957	8,980
Senior promissory note	—	14,598
Long-term bank loan	17,284	6,188
Total shareholders’ equity (deficit)	$352,907	$(101,765)

Consolidated Statements of Operations (U.S. GAAP)

(Amounts in thousands of U.S. Dollars, except for number of ADSs and per ADS data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Collaboration revenue	$—	$4,677	$1,070	$8,816
Operating expenses:
Research and development	(28,933)	(28,103)	(98,033)	(58,250)
General and administrative	(8,337)	(2,950)	(20,097)	(7,311)
Total operating expenses	(37,270)	(31,053)	(118,130)	(65,561)
Loss from operations	(37,270)	(26,376)	(117,060)	(56,745)
Interest income, net	47	113	383	559
Other income (expense), net	(627)	(987)	(2,486)	(916)
Loss before income tax expense	(37,850)	(27,250)	(119,163)	(57,102)
Income tax expense	252	—	(54)	—
Net loss	$(37,598)	$(27,250)	$(119,217)	$(57,102)
Net loss per ADS, basic and diluted	$(1.05)	$(3.05)	$(3.84)	$(6.71)
Weighted-average number of ADS used in net loss per ADS calculation - basic and diluted	35,663,284	8,936,469	31,047,650	8,507,482

Consolidated Statements of Comprehensive Loss (U.S. GAAP)

(Amounts in thousands of U.S. Dollars) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net loss	$(37,598)	$(27,250)	$(119,217)	$(57,102)
Other comprehensive loss, net of tax of nil:	—	—	—	—
Foreign currency translation adjustments	(232)	(240)	(245)	(749)
Unrealized holding gain (loss)	251	(436)	1,108	(1,160)
Comprehensive loss	$(37,579)	$(27,926)	$(118,354)	$(59,011)

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 300 scientists, clinicians and staff in mainland China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s financial condition; results of operations and business outlook; the sufficiency of its cash, cash equivalents and short-term investments; the joint venture with the Guangzhou Development District and any related anticipated funding for building a manufacturing facility and clinical development; momentum of its product pipeline as well as the advancement of, and anticipated clinical development and regulatory milestones and plans related to BeiGene’s drug candidates and clinical trials, including commencing registration and combination trials and providing data readouts and updates for its clinical candidates. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com